Exhibit 99.1
Innovus Pharma Signs Exclusive License and Distribution Agreement
with Lavasta Pharma for ProstaGorx® in Certain Middle Eastern
and North African Countries

The Company to Receive an Upfront Payment plus
Transfer Price on Minimum Annual Purchases Requirements

San Diego, Calif., January 23, 2018  – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases, announced today the signing of an exclusive license and distribution agreement with Lavasta Pharma FZ-LLC, a company based in Dubai (“Lavasta”) for the commercialization of ProstaGorx® in the Kingdom of Saudi Arabia, Algeria, Egypt, the United Arab Emirates, Lebanon, Jordan, Kuwait, Morocco, Tunisia, Bahrain, Oman, Qatar, and Turkey, among other countries. Under the agreement, Innovus Pharma will receive an up-front license payment, will sell the products to Lavasta at set supply prices and Lavasta has certain minimum annual purchase requirements.

“We are pleased to expand our international exports of our products through the introduction of our ProstaGorx® product in the Middle East and North Africa regions through this partnership with Lavasta,” said Innovus Pharma CEO, Dr. Bassam Damaj. “Lavasta is our 19h distribution partner for our products outside the United States and represents our second major partnership to sell one of our core U.S. products abroad,” said Innovus CEO Dr. Bassam Damaj. “This partnership is one more step towards achieving our 2018 corporate goals for expanded revenue and profitability from our many international distributors,” continued Dr. Damaj.

“We are excited to introduce ProstaGorx® to many countries throughout the Middle East. We believe this product meets large unmet needs in the region and we look forward to partnering with Innovus Pharma here through the use of our extensive marketing channels and sales forces in these countries,” said Tara Banasi, President of Lavasta.

About ProstaGorx® and Prostate Health

Prostate health issues affect millions of men and it is important to offer a natural, clinically tested, alternative product with a potentially approved claim for urologic symptoms of BPH. With multiple published clinical trials, ProstaGorx® ingredients have been shown to:

1. Work with the prescription drug finasteride to reduce actual prostate weight;

2. Regulate DHT production and hormones that influence prostate volume;

3. Clinically reduce nocturia, and improve prostate symptoms in men with BPH or prostatitis;

4. Clinically reduce overall rate of progression of prostate cancer in men; and

5. Decrease serum PSA levels, suppression of tumor growth and support urinary function.

An estimated 50% of men have histologic evidence of BPH by age 50 and 75% by age 80; in 40–50% of these men, BPH becomes clinically significant] BPH was one of the ten most common, and costly, diseases in men older than 50 years of age in a recent study in the United States.

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.
For more information, go to www.innovuspharma.com; www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.urivarx.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.recalmax.com; www.allervarx.com; www.apaez.com; and www.prostagorx.com.

About Lavasta Pharma

Lavasta Pharma is a multi-specialty health care company focused on representing and commercializing innovative pharmaceuticals and over-the-counter consumer products that enable people to live life to its greatest potential. The company’s services currently extend to cover the region of Africa, Middle East and Turkey.

Lavasta Pharma has a regional team that manages the strategic execution of commercial operations across the AFMET region with a sales force team on the ground of 150+ across the region.

Lavasta Pharma has 2 main affiliated companies: (a) Lavasta Pharma FZ-LLC in Dubai, UAE that serves as the main commercial hub for the AFMET Region and (b) Lavasta Pharma LLC- UK in London, UK that serves as the Marketing Authorization and Intellectual Property holding entity.

Innovus Pharma's Forward-Looking Safe Harbor:

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully commercialize ProstaGorx® and others in certain Middle Eastern and North African countries and elsewhere and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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Contact:

James S. Painter III
Emerging Markets Consulting, LLC
Tel: 407 340 0226
jamespainter@emergingmarketsllc.com